EXHIBIT 99.1

FROM:	CONTACTS:
SITEL Corporation	Bill Sims, Investor Relations
7277 World Communications Drive	402-963-6810
Omaha, NE 68122

FOR IMMEDIATE RELEASE

SITEL CORPORATION REPORTS SECOND QUARTER 2003

RESULTS

Revenues for the quarter are $204.6 million.

Company records a loss of $0.04 per share

Omaha, NE—July 30, 2003—SITEL Corporation (NYSE:SWW), a leading global provider of outsourced customer support services, announced today its financial results for the second quarter and six months ended June 30, 2003.

Highlights of the second quarter of 2003 are:

•                  Comparable revenues increased $18.8 million or 9.6% Q2 03 over Q2 02.

•                  Operating loss of $713,000 for Q2 03, down from an operating income of $8.9 million for Q2 02

•                  Net loss of $3.2 million, or a loss of $0.04 per share, down from a net income of $3.5 million, or $0.05 per share, for Q2 02

“I am pleased with the continuing revenue growth, but disappointed in our earnings performance”, stated Jim Lynch, Chairman and CEO of SITEL Corporation.  “We believe we are now in a position to sustain our revenue growth at profitable levels.  We will be taking steps, during the third quarter, to reduce costs without affecting service levels to our clients.”

For the second quarter of 2003, revenues were $204.6 million, in line with the Company’s previous outlook of $200.0 million to $204.0 million. Comparable revenues, which include revenues from the Company’s joint venture in certain Latin American countries that we ceased consolidating effective October 1, 2002, for the second quarter of 2003 would have been $215.5 million, an increase of $18.8 million or 9.6% over the second quarter of 2002 revenues of $196.7 million. Revenues from operations in Europe increased $32.4 million compared to the second quarter of 2002, of which $13.2 million was due to currency fluctuations and the balance due to increased volumes.  This increase was partially offset by a decline in revenues in the U.S.

In the second quarter of 2003, the Company reported an operating loss of $713,000 and a net loss of $3.2 million, or a loss of $0.04 per share, which was below the Company’s previous outlook of breakeven. Second quarter of 2003 results compare to an operating income of $8.9 million and net income of $3.5 million, or $0.05 per diluted share in the prior year’s second quarter.

Operating income and net income for the second quarter of 2003 continued to be impacted by a variety of factors including pricing pressures from continued overcapacity primarily in English speaking markets as a result of the movement to offshore alternatives and the added cost of ramping up previously announced accounts in the U.S. and Europe.  In addition, investments in infrastructure to support European expansions and increased costs associated with expanded sales and marketing programs put in place to continue the Company’s revenue growth momentum impacted second quarter results.

For the six months ended June 30, 2003, revenues were $398.7 million, up 2.3% from revenues of $389.8 million in the first six months of 2002. The Company recorded a net loss of $3.2 million for the first six months of 2003, or a loss of $0.04 per share, compared to net income before change in accounting method of $6.2 million, or $0.08 per diluted share, in the same period of 2002.

Commenting further on the Company’s results, Jim Lynch, said, “The comparable revenues of $215.5 million for the second quarter are the highest quarterly revenues in the Company’s history.  I continue to be encouraged by the revenue growth trend line, especially in many of our non-U.S. business units where recent contract wins are being implemented.  Revenues from non-U.S. business units have grown from 36% of total revenues in the second quarter of 2002 to almost 50% of revenues in the quarter just ended.  Our European operations have grown from 25% of total revenues in the second quarter of 2002 to almost 40% of revenues in the second quarter of 2003.”

Lynch further stated, “Revenues and operating profits from business units in English speaking markets, primarily in the U.S. and the U.K., are being negatively impacted by the movement of business offshore.  This movement reduces revenues, as costs savings are shared with clients, creates excess capacity in facilities being displaced by the offshore facilities, and reduces margins as competitors are also trying to fill unused capacity. SITEL has successfully won new business and moved existing business to both near-shore and offshore locations.  We have maintained a strategy of not closing excess capacity in the U.S. created by the movement offshore to have available capacity for growing business from clients not wanting to migrate offshore.  In a very competitive market, we have been successful in reducing onshore excess capacity through servicing clients not wanting an offshore alternative.”  Lynch continued,  “We will continue to monitor our ability to further utilize our remaining onshore excess capacity and will modify our strategy as needed.   SITEL remains committed to serve our clients wherever their needs may be. I remain confident that by meeting clients’ needs through a flexible offering of U.S.-based, near-shore, and offshore services, we will improve the profitability of our business units in English speaking markets.”

The Company generated positive cash flow from operations during the second quarter of 2003.  Cash flow from operations for the trailing twelve months was $27.9 million and capital expenditures were $27.0 million.  At June 30, 2003, the Company had $31.5 million in cash and $46 million available credit under our three-year credit facility.

Business unit highlights for the second quarter of 2003 include:

After an extensive bidding process, Philips Electronics, one of the world’s largest electronics companies, chose SITEL over eight international competitors to continue providing customer support services throughout Europe.  SITEL has been providing services to Philips since 1997.  Philips extended the contract for another three years.

Implementations of the HP and Microsoft pan-European contracts, announced in April 2003, are progressing on plan.

The Company signed a customer support contract with The Genie Company, a leader in garage door opener technology.  SITEL will be providing services from its Madison, Wisconsin facility in support of Genie’s customer inquiries on product installation, parts ordering, warranty and other service matters.

SITEL was awarded additional business to provide sales acquisition targeting services from 100 workstations for one of the United States’ leading financial institutions.

The Company is finalizing an agreement with our largest client, General Motors, for a one-year extension of our relationship past the January 2004 expiration date of two of our primary contracts with General Motors.

During the second quarter of 2003, the Company purchased a total of $0.8 million of common stock under its existing stock purchase program.

Mr. Lynch concluded, “We are right on track with the rebuilding of a strong revenue growth trend line.  We have progressively built revenues over the past two and a half years from a three-year low of $173.8 million in the third quarter of 2001 to the current record quarter. We have focused on growing our business in all parts of the world and solidifying our global footprint. We are now committing the entire energy of the Company to leverage this growth and to position us into consistent profitability.”

Outlook

For the third quarter of 2003, the Company expects revenues and earnings to be in line with those of the second quarter of 2003.  This outlook reflects the seasonal downturn that typically occurs in the third quarter as a result of decreased work volumes primarily in Europe, which at 40% represents a historically larger percentage of total revenues.

The above comments are based on current expectations, exclude any non-recurring items, and supersede any prior outlook provided by the Company.

Conference Call

SITEL executive management will host a conference call to discuss second quarter 2003 financial results tomorrow, July 31, 2003 at 8:30 a.m. ET.  To participate, for domestic callers, please dial 1-888-273-9887 and for international callers, please dial 1-612-332-0632.  Replay of the conference call will be available in the U.S. by dialing (800) 475-6701 and International by dialing (320) 365-3844  (Access Code) 691213, starting at 12:00 p.m. ET on July 31, 2003 and will play for seven days.  The conference call will be simulcast live on the Internet via SITEL’s web site at http://www.sitel.com.  Replay will be available for seven days.

About SITEL

SITEL, a leading global provider of contact center services, empowers companies to grow by optimizing contact center performance and unlocking customer potential. SITEL designs, implements and operates multi-channel contact centers to enhance company performance and growth. SITEL manages more than 1.5 million customer contacts per day via the telephone, web, e-mail, fax and traditional mail. SITEL employees operate contact centers in 22 countries, offering services in 25 languages and dialects. Please visit SITEL’s website at www.sitel.com for further information.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “expects”, “will”, and similar expressions in this news release identify forward-looking statements, which speak only as of the date the statement is made.  SITEL assumes no obligation to update any such forward-looking statement.  Although SITEL believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.  Because forward-looking statements involve risks and uncertainties, future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.  Important factors that could cause actual results to differ materially from SITEL’s expectations may include, but are not limited to the following, many of which are outside SITEL’s control: client budgets and plans, effectiveness of cost control initiatives, delays in approving new contact center initiatives or in moving forward with previously approved initiatives, terms of final contracts to be completed with clients, contract termination provisions, delays in ramp up of services, customer demand for client products and services, competitive pressures in SITEL’s and its clients’ industries and in local markets, reliance on major clients, subcontractors and strategic partners, including without limitation the significant business we have with General Motors under contracts that expire in early 2004 and with whom we are finalizing an agreement for a one-year extension of our relationship, mergers and restructurings involving clients or prospective clients, industry regulation, accounting requirements associated with evaluation of asset impairment, reliance on telecommunications and computer technology, unanticipated labor, contract or technical difficulties, general and local economic trends and conditions, the effects of leverage, currency translation, risks associated with operating a global business, and dependence on credit availability. SITEL’s Form 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission describe other important factors that may impact SITEL’s business, results nof operation and financial condition and cause actual results to differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

SITEL CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (LOSS)

	(Unaudited) Three Months Ended June 30,		(Unaudited) Six Months Ended June 30,
	2003	2002	2003	2002
	(in thousands, except per share data)		(in thousands, except per share data)

Revenues	$204,566	$196,747	$398,661	$389,779

Operating expenses:
Direct labor and telecommunications expenses	121,664	110,651	232,435	222,667
Subcontracted and other services expenses	12,904	13,898	26,554	25,491
Operating, selling and administrative expenses	70,711	63,335	136,387	125,095
Asset impairment and restructuring expenses	—		796	—
Total operating expenses	205,279	187,884	396,172	373,253

Operating income (loss)	(713)	8,863	2,489	16,526

Other income (expense):
Interest expense, net	(2,874)	(2,805)	(5,598)	(5,536)
Equity in earnings of affiliates	322	1,012	939	1,347
Other, net	1,393	(35)	735	(223)
Income (loss) before income taxes and minority interest	(1,872)	7,035	(1,435)	12,114

Income tax expense	1,269	2,743	1,439	4,724
Minority interest	102	781	308	1,141
Income (loss) before change in accounting method	(3,243)	3,511	(3,182)	6,249
Cumulative effect of a change in accounting for goodwill	—	—	—	18,399

Net income (loss)	$(3,243)	$3,511	$(3,182)	$(12,150)

Other data:
Weighted average common shares outstanding:
Basic	74,072	74,221	74,165	74,219
Diluted	74,072	74,572	74,165	74,423

Basic:
Income (loss) before change in accounting method	$(0.04)	$0.05	$(0.04)	$0.08
Cumulative effect of change in accounting for goodwill	—	—	—	0.25
Net Income (loss)	$(0.04)	$0.05	$(0.04)	$(0.16)

Diluted:
Income (loss) before change in accounting method	$(0.04)	$0.05	$(0.04)	$0.08
Cumulative effect of change in accounting for goodwill	—	—	—	0.25
Net Income (loss)	$(0.04)	$0.05	$(0.04)	$(0.16)

Depreciation and Amortization	$9,549	$8,686	$18,358	$17,106

Certain prior-year amounts have been reclassified to conform with the current year’s presentation.

SITEL Corporation

Preliminary Balance Sheet Data - Second Quarter 2003 Earnings Release

(in millions)

(Unaudited)

	6/30/02	9/30/02	12/31/02		3/31/03	6/30/03

Cash	$28.8	$26.1	$34.1		$36.2	$31.5
Accounts Receivable	$133.3	$140.3	$128.6		$125.6	$139.6
Total Current Assets	$182.7	$188.2	$183.7		$182.4	$191.3
Total Assets	$375.2	$376.9	$351.2		$351.3	$366.8
Total Current Liabilities	$103.4	$107.8	$103.0		$98.3	$113.7
Long-Term Debt and Capital Leases, net	$107.0	$106.8	$107.3		$108.0	$108.0
Total Debt - Short-Term and Long-Term	$108.6	$111.1	$114.7		$112.5	$115.1
Total Liabilities	$212.7	$216.6	$212.0		$208.1	$223.4
Total Equity	$153.7	$152.5	$139.2		$142.1	$142.3

Revenue Statistics - Second Quarter 2003 Earnings Release
(Unaudited)

Service Mix % of Total Revenue	Q202	Q302	Q402	2002	Q103	Q203

Customer Acquisition	27.2%	27.3%	26.2%	26.7%	26.0%	25.2%
Customer Care	54.0%	52.2%	54.5%	54.0%	53.6%	53.4%
Technical Support	10.8%	10.2%	8.8%	10.3%	10.3%	12.5%
Risk Management	6.3%	8.0%	7.8%	7.1%	8.6%	6.8%
Other	1.7%	2.3%	2.8%	2.0%	1.7%	2.1%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Geographic Mix % of Total Revenue	Q202	Q302	Q402	2002	Q103	Q203

North America	63.5%	61.9%	62.3%	62.9%	58.9%	54.8%
Europe	25.0%	27.6%	32.8%	27.6%	36.0%	39.9%
Asia Pacific	3.9%	3.6%	3.9%	3.7%	3.9%	3.7%
Latin America	7.6%	6.9%	1.1%*	5.9%	1.2%	1.6%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

* Changed to equity method of accounting due to a restructuring of a joint venture in Latin America.

Industry Mix % of Total Revenue	Q202	Q302	Q402	2002	Q103	Q203

Insurance	12.2%	11.5%	10.9%	11.3%	11.2%	9.8%
Financial Services	19.6%	21.8%	21.3%	20.8%	20.6%	18.0%
Consumer Products	27.5%	25.5%	30.8%	28.1%	26.5%	26.1%
Technology	9.5%	10.0%	11.2%	10.2%	17.7%	20.3%
Energy and Utilities	7.2%	7.7%	7.8%	7.5%	8.0%	7.8%
Telecommunications, ISP, and Cable	21.3%	20.6%	17.8%	20.3%	12.6%	14.2%
Other	2.8%	2.8%	0.4%	1.9%	3.5%	3.8%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

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